EXHIBIT 23.2

757 Third Avenue
New York, NY 10017
Tel: +212.896.1800
Fax: +212.872.3313

www.bearingpoint.com

July 21, 2005

PRIVATE AND CONFIDENTIAL

Ms. Rima Goldshmidt
Vice President, Treasurer and Corporate Secretary
Inyx, Inc.
4141 Yong Street, Suite 205
Toronto, ON M2P 2A8
Canada

Re: Proposal for Valuation of Acquired Tangible and Intangible Assets

Dear Ms. Goldshmidt:

We hereby consent to the references to our SFAS141 Valuation Study dated as of July 21, 2005 regarding the fair values and remaining useful lives of the intangible assets of Aventis Pharmaceuticals Puerto Rico, Inc. in the Form SB-2 Registration Statements (File No. 333-112902 and 333-119468) filed with the Securities and Exchange Commission and to any references to our firm in such Registration Statements as experts in providing valuation services.

Very truly yours,

BearingPoint, Inc.

Robert V. McMahon
Managing Director